Exhibit 10.11
AGREEMENT BETWEEN OWNER AND HDR ENGINEERING, INC. FOR PROFESSIONAL SERVICES
     THIS AGREEMENT is made as of this 24th day of July, 2005 , between E Energy Adams, LLC, Tomah, Wisconsin (“OWNER”) and HDR Engineering Inc., (“ENGINEER”) a Nebraska corporation, with principal offices at 8404 Indian Hills Drive, Omaha, Nebraska, 68114 for services in connection with the project known as the Adams Ethanol On-call Services Project (“PROJECT”);
     WHEREAS, the OWNER desires to engage the ENGINEER to provide professional engineering, consulting and related services (“Services”) in connection with the Project; and
     WHEREAS, the ENGINEER desires to render these Services as described in SECTION I, Scope of Services.
     NOW, THEREFORE, the OWNER and ENGINEER in consideration of the mutual covenants contained herein, agree as follows:
SECTION I SCOPE OF SERVICES
ENGINEER will provide Services for the Project, which consist of the Scope of Services as outlined on the attached Exhibit A.
SECTION II TERMS AND CONDITIONS OF ENGINEERING SERVICES
The “HDR Engineering, Inc. Terms and Conditions for Professional Services,” which are attached hereto in Exhibit B, are incorporated into this Agreement by this reference as if fully set forth herein.
SECTION III RESPONSIBILITIES OF OWNER
The OWNER shall provide the information set forth in paragraph 6 of the attached “HDR “HDR Engineering, Inc. Terms and Conditions for Professional Services” and shall designate an authorized representative that shall have the authority to transmit instructions, receive information, and render decisions on behalf of the OWNER.
SECTION IV COMPENSATION
Compensation for ENGINEER’S services under this Agreement shall be on the basis of fixed hourly labor rates by employee classification plus reimbursable expenses, as detailed in Exhibit C.
Reimbursable expense shall mean the actual expenses incurred directly or indirectly in connection with the Project for transportation, travel, meals, expendable supplies,

Agreement for Professional Services	1

subconsultants, subcontractors, technology charges (computer usage), telephone, shipping and express, printing and electronic reproduction, and other incurred expense. ENGINEER will add ten percent (10%) to all reimbursable expense to cover administrative, supervision, and insurance expenses.
The amount of any sales tax, excise tax, value added tax (VAT), or gross receipts tax that may be imposed on this Agreement shall be added to the ENGINEER’S compensation as Reimbursable Expenses.
Due to the uncertain nature of this PROJECT, the OWNER intends to utilize the services of the ENGINEER on an indefinite retainer type basis, rather than establishing a ceiling price for services. That is, the OWNER shall determine the extent of services desired on a monthly, or more often, basis, and the ENGINEER shall provide monthly invoices for work completed through the billing cycle. Accordingly, the OWNER, at its own discretion, may elect to terminate services at any time through a written notice to the ENGINEER, and the compensation shall be calculated accordingly and due payable up to that point in time.
If the OWNER elects to have the ENGINEER engage in any litigation, arbitration, or other legal or administrative proceeding, due to the disruptive nature of the work involved, all associated labor costs shall be multiplied by a factor of 1.5 times the rates set forth in Exhibit C or the most current rates that may have established beyond the original Period of Service, as discussed in Section V below and Exhibit A. Such labor shall include, but not be limited to: participation in meetings with legal counsel; participation in depositions; providing courtroom or other administrative testimony; preparation of supporting exhibits; and all other time associated with preparation, travel, and follow-up.
Unless otherwise stated in this Agreement, the rates of compensation for ENGINEER’S services have been agreed to in anticipation of the orderly and continuous progress of the project through completion. If any specified dates for the completion of ENGINEER’S services are exceeded through no fault of the ENGINEER, the time for performance of those services shall be automatically extended for a period which may be reasonably required for their completion and all rates, measures and amounts of ENGINEER’S compensation shall be equitably adjusted.
SECTION V PERIOD OF SERVICE
Upon receipt of written authorization to proceed, ENGINEER shall perform the services within the time period(s) described in Exhibit A.

Agreement for Professional Services	2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

E ENERGY ADAMS, LLC	HDR ENGINEERING, INC.

Jack L. Alderman	Timothy R. Crockett, PE

Name	Name

/s/ Jack L. Alderman	/s/ Timothy R. Crockett

Signature	Signature

President	Senior Vice President

Title	Title

105 E Veterans St.	8404 Indian Hills Drive

Tomah, WI 54660	Omaha, Nebraska 68114

Address	Address

Agreement for Professional Services	3

Exhibit A
Period of Service
Scope of Service

E ENERGY ADAMS, LLC
On-Call Engineering Services
PROJECT UNDERSTANDING
The ENGINEER understands that the OWNER desires to construct an ethanol manufacturing facility near the community of Adams, Nebraska. To develop that project the OWNER wants to retain the services of the ENGINEER to provide environmental engineering services, independent consultation and other project services related to the regulatory background research and permitting, infrastructure planning and design and to provide overall project assistance to the project team throughout the duration of the project.
PERIOD OF SERVICE

Activity	Anticipated Period of Service
On-Call Project Consulting Services	July 1, 2005 through July 1, 2006
The timing and duration for the scope of services described herein shall be the same as that set forth by the OWNER; except, however, that the ENGINEER’S rates set forth in Exhibit C shall only be applicable for work completed through 2005. Work extending into 2006 shall be equitably adjusted.
SCOPE OF SERVICE

Task 1.0	Project Services
Objective:	Provide project support services and assist the OWNER in developing a suitable approach to compliance with applicable regulations and Agency directives on an as-requested basis

Activities:	To the extent desired by the OWNER, services to be provided under this task may include:
•	Assemble, prepare and submit the necessary permitting documents to the agencies having jurisdiction. This includes any meetings and correspondences necessary for reviewing the technical and regulatory aspects of the permit applications and negotiating permit limits. Such work may involve securing well permits, an NPDES discharge permits for non-process wastewater or storm water, and construction permits for associated non-process wastewater infrastructure.

•	Prepare a “decision matrix” that summarizes monetary and non-monetary factors for various wastewater options with due consideration given to technical soundness, management economics, potential regulatory issues, and compatibility with the OWNER’s other activities associated with the construction of an ethanol production facility.

•	Perform field investigations to assist with waste management options. Observe and document facility siting issues, environmental land assessments, wetland inventory and transportation assessments.

•	Attend coordination meetings with the OWNER and/or the appropriate agency. Prepare and make technical presentations and provide written and oral communications that are critical to facility development.

•	Assist the OWNER with progressively narrowing the range of waste management options to a point of consensus that defines what courses of action should be pursued for securing necessary construction and environmental permit(s) or clearances with the applicable agencies. This process may include the preparation of written technical memoranda, figures or engineering sketches that the OWNER can use as an attachments to permit applications and/or to assist with permit negotiations and related discussions.

•	Assist the OWNER with other services including design and construction phase services for supply well(s), water/wastewater treatment facilities, pump stations, pipelines, access roads, structures and rail service spurs.

Task
Deliverables:	A trip report will be prepared to document individual project activities and transmitted to the OWNER. Other deliverables will be identified as task order activities are defined.

Key
Understandings:	This task order is meant to be used for tasks that are relatively small in scope and fee and need to be accomplished in a timely manner. If it is determined that the nature of the anticipated task is complex, time consuming and/or requires additional definition beyond the limits of this scope of service, a letter describing the specific scope, fee and project deliverables, will be prepared an submitted for OWNER’s approval.

It is assumed by the ENGINEER that the OWNER already possesses or will otherwise interact with its design-build firm for construction the ethanol production facilities to acquire all necessary process and other supporting technical information that may be needed for the ENGINEER to assist the OWNER for this PROJECT.

The OWNER shall provide the ENGINEER with information necessary to complete the environmental permit applications such as contact information, site descriptions, and technical data on waste streams and process flow diagrams.

EXHIBIT B
HDR Engineering, Inc.
TERMS AND CONDITIONS FOR PROFESSIONAL SERVICES
1. STANDARD OF PERFORMANCE
The standard of care for all professional engineering, consulting and related services performed or furnished by ENGINEER and its employees under this Agreement will be the care and skill ordinarily used by members of ENGINEER’s profession practicing under the same or similar circumstances at the same time and in the same locality. ENGINEER makes no warranties, express or implied, under this Agreement or otherwise, in connection with ENGINEER’s services.
2. INSURANCE
ENGINEER agrees to procure and maintain, at its expense, Workers’ Compensation insurance as required by statute; Employer’s Liability of $250,000; Automobile Liability insurance of $1,000,000 combined single limit for bodily injury and property damage covering all vehicles, including hired vehicles, owned and non-owned vehicles; Commercial General Liability insurance of $1,000,000 combined single limit for personal injury and property damage; and Professional Liability insurance of $1,000,000 per claim for protection against claims arising out of the performance of services under this Agreement caused by negligent acts, errors, or omissions for which ENGINEER is legally liable. Upon request, OWNER shall be made an additional insured on Commercial General and Automobile Liability insurance policies and certificates of insurance will be furnished to the OWNER. ENGINEER agrees to indemnify OWNER for the claims covered by ENGINEER’s insurance.
3. OPINIONS OF PROBABLE COST (COST ESTIMATES)
Any opinions of probable project cost or probable construction cost provided by ENGINEER are made on the basis of information available to ENGINEER and on the basis of ENGINEER’s experience and qualifications, and represents its judgment as an experienced and qualified professional engineer. However, since ENGINEER has no control over the cost of labor, materials, equipment or services furnished by others, or over the contractor(s’) methods of determining prices, or over competitive bidding or market conditions, ENGINEER does not guarantee that proposals, bids or actual project or construction cost will not vary from opinions of probable cost ENGINEER prepares.
4. CONSTRUCTION PROCEDURES
ENGINEER’s observation or monitoring portions of the work performed under construction contracts shall not relieve the contractor from its responsibility for performing work in accordance with applicable contract documents. ENGINEER shall not control or have charge of, and shall not be responsible for, construction means, methods, techniques, sequences, procedures of construction, health or safety programs or precautions connected with the work and shall not manage, supervise, control or have charge of construction. ENGINEER shall not be responsible for the acts or omissions of the contractor or other parties on the project. ENGINEER shall be entitled to review all construction contract documents and to require that no provisions extend the duties or liabilities of ENGINEER beyond those set forth in this Agreement. OWNER agrees to include ENGINEER as an indemnified party in OWNER’s construction contracts for the work, which shall protect ENGINEER to the same degree as OWNER. Further, OWNER agrees that ENGINEER shall be listed as an additional insured under the construction contractor’s liability insurance policies.
5. CONTROLLING LAW
This Agreement is to be governed by the law of the state where ENGINEER’s services are performed.
6. SERVICES AND INFORMATION
OWNER will provide all criteria and information pertaining to OWNER’s requirements for the project, including design objectives and constraints, space, capacity and performance requirements, flexibility and expandability, and any budgetary limitations. OWNER will also provide copies of any OWNER-furnished Standard Details, Standard Specifications, or Standard Bidding Documents which are to be incorporated into the project. OWNER will furnish the services of soils/geotechnical engineers or other consultants that include reports and appropriate professional recommendations when such services are deemed necessary by ENGINEER. The OWNER agrees to bear full responsibility for the technical accuracy and content of OWNER-

furnished documents and services. In performing professional engineering and related services hereunder, it is understood by OWNER that ENGINEER is not engaged in rendering any type of legal, insurance or accounting services, opinions or advice. Further, it is the OWNER’s sole responsibility to obtain the advice of an attorney, insurance counselor or accountant to protect the OWNER’s legal and financial interests. To that end, the OWNER agrees that OWNER or the OWNER’s representative will examine all studies, reports, sketches, drawings, specifications, proposals and other documents, opinions or advice prepared or provided by ENGINEER, and will obtain the advice of an attorney, insurance counselor or other consultant as the OWNER deems necessary to protect the OWNER’s interests before OWNER takes action or forebears to take action based upon or relying upon the services provided by ENGINEER.
7. SUCCESSORS AND ASSIGNS
OWNER and ENGINEER, respectively, bind themselves, their partners, successors, assigns, and legal representatives to the covenants of this Agreement. Neither OWNER nor ENGINEER will assign, sublet, or transfer any interest in this Agreement or claims arising therefrom without the written consent of the other.
8. RE-USE OF DOCUMENTS
All documents, including all reports, drawings, specifications, computer software or other items prepared or furnished by ENGINEER pursuant to this Agreement, are instruments of service with respect to the project. ENGINEER retains ownership of all such documents. OWNER may retain copies of the documents for its information and reference in connection with the project; however, none of the documents are intended or represented to be suitable for reuse by OWNER or others on extensions of the project or on any other project. Any reuse without written verification or adaptation by ENGINEER for the specific purpose intended will be at OWNER’s sole risk and without liability or legal exposure to ENGINEER, and OWNER will defend, indemnify and hold harmless ENGINEER from all claims, damages, losses and expenses, including attorney’s fees, arising or resulting therefrom. Any such verification or adaptation will entitle ENGINEER to further compensation at rates to be agreed upon by OWNER and ENGINEER.
9. TERMINATION OF AGREEMENT
OWNER or ENGINEER may terminate the Agreement, in whole or in part, by giving seven (7) days written notice, if the other party substantially fails to fulfill its obligations under the Agreement through no fault of the terminating party. Where the method of payment is “lump sum,” or cost reimbursement, the final invoice will include all services and expenses associated with the project up to the effective date of termination. An equitable adjustment shall also be made to provide for termination settlement costs ENGINEER incurs as a result of commitments that had become firm before termination, and for a reasonable profit for services performed.
10. SEVERABILITY
If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall be valid and binding upon the parties. One or more waivers by either party of any provision, term or condition shall not be construed by the other party as a waiver of any subsequent breach of the same provision, term or condition.
11. INVOICES
ENGINEER will submit monthly invoices for services rendered and OWNER will make prompt payments in response to ENGINEER’s invoices. ENGINEER will retain receipts for reimbursable expenses in general accordance with Internal Revenue Service rules pertaining to the support of expenditures for income tax purposes. Receipts will be available for inspection by OWNER’s auditors upon request. If OWNER disputes any items in ENGINEER’s invoice for any reason, including the lack of supporting documentation, OWNER may temporarily delete the disputed item and pay the remaining amount of the invoice. OWNER will promptly notify ENGINEER of the dispute and request clarification and/or correction. After any dispute has been settled, ENGINEER will include the disputed item on a subsequent, regularly scheduled invoice, or on a special invoice for the disputed item only. OWNER recognizes that late payment of invoices results in extra expenses for ENGINEER. ENGINEER retains the right to assess OWNER interest at the rate of one percent (1%) per month, but not to exceed the maximum rate allowed by law, on invoices which are not paid within forty-five (45) days from the date of the invoice. In the event undisputed portions of ENGINEER’s invoices are not paid when due, ENGINEER also reserves the right, after seven (7) days prior written notice, to suspend the performance of its services under this Agreement until all past due amounts have been paid in full.
12. CHANGES
The parties agree that no change or modification to this Agreement, or any attachments hereto, shall have any force or effect unless the change is reduced to writing, dated, and made part of this Agreement. The execution of the change shall be authorized and signed in the same manner as this Agreement. Adjustments in the period of services and in compensation shall be in accordance with applicable paragraphs and sections of this Agreement. Any proposed fees by ENGINEER are estimates to perform the services required to complete the project as ENGINEER understands it to be defined. For those projects involving conceptual or process development services, activities often are not fully definable in the initial planning. In any event, as the project progresses, the facts developed may dictate a change in the services to be performed, which may alter the scope. ENGINEER will inform OWNER of such situations so that changes in scope and adjustments to the time of performance and compensation can be made as required. If such change, additional services, or suspension of services results in an increase or decrease in the cost of or time required for performance of the services, an equitable adjustment shall be made, and the Agreement modified accordingly.
13. CONTROLLING AGREEMENT
These Terms and Conditions shall take precedence over any inconsistent or contradictory provisions contained in any proposal, contract, purchase order, requisition, notice-to-proceed, or like document.
14. EQUAL EMPLOYMENT AND NONDISCRIMINATION
In connection with the services under this Agreement, ENGINEER agrees to comply with the applicable provisions of federal and state Equal Employment Opportunity, and other employment statutes and regulations.
15. HAZARDOUS MATERIALS
OWNER represents to ENGINEER that, to the best of its knowledge, no hazardous materials are present at the project site. However, in the event hazardous materials are known to be present, OWNER represents that to the best of its knowledge it has disclosed to ENGINEER the existence of all such hazardous materials, including but not limited to asbestos, PCB’s, petroleum, hazardous waste, or radioactive material located at or near the project site, including type, quantity and location of such hazardous materials. It is acknowledged by both parties that ENGINEER’s scope of services does not include services related in any way to hazardous materials. In the event ENGINEER or any other party encounters undisclosed hazardous materials, ENGINEER shall have the obligation to notify OWNER and, to the extent required by law or regulation, the appropriate governmental officials, and ENGINEER may, at its option and without liability for delay, consequential or any other damages to OWNER, suspend performance of services on that portion of the project affected by hazardous materials until OWNER: (i) retains appropriate specialist consultant(s) or contractor(s) to identify and, as appropriate, abate, remediate, or remove the hazardous materials; and (ii) warrants that the project site is in full compliance with all applicable laws and regulations. OWNER acknowledges that ENGINEER is performing professional services for OWNER and that ENGINEER is not and shall not be required to become an “arranger,” “operator,” “generator,” or “transporter” of hazardous materials, as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1990 (CERCLA), which are or may be encountered at or near the project site in connection with ENGINEER’s services under this Agreement. If ENGINEER’s services hereunder cannot be performed because of the existence of hazardous materials, ENGINEER shall be entitled to terminate this Agreement for cause on 30 days written notice. To the fullest extent permitted by law, OWNER shall indemnify and hold harmless ENGINEER, its officers, directors, partners, employees, and subconsultants from and against all costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals, and all court or arbitration or other dispute resolution costs) caused by, arising out of or resulting from hazardous materials, provided that (i) any such cost, loss, or damage is attributable to bodily injury, sickness, disease, or death, or injury to or destruction of tangible property (other than completed Work), including the loss of use resulting therefrom, and (ii)

nothing in this paragraph shall obligate OWNER to indemnify any individual or entity from and against the consequences of that individual’s or entity’s sole negligence or willful misconduct.
16. EXECUTION
This Agreement, including the exhibits and schedules made part hereof, constitute the entire Agreement between ENGINEER and OWNER, supersedes and controls over all prior written or oral understandings. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the parties.
17. LIMITATION OF LIABILITY
ENGINEER’s and its employees’ total liability to OWNER for any loss or damage, including but not limited to special and consequential damages arising out of or in connection with the performance of services or any other cause, including ENGINEER’s and its employees’ professional negligent acts, errors, or omissions, shall not exceed the greater of $50,000 or the total compensation received by ENGINEER hereunder, except as otherwise provided under this Agreement, and OWNER hereby releases and holds harmless ENGINEER and its employees from any liability above such amount.
18. LITIGATION SUPPORT
In the event ENGINEER is required to respond to a subpoena, government inquiry or other legal process related to the services in connection with a legal or dispute resolution proceeding to which ENGINEER is not a party, OWNER shall reimburse ENGINEER for reasonable costs in responding and compensate ENGINEER at its then standard rates for reasonable time incurred in gathering information and documents and attending depositions, hearings, and trial.

EXHIBIT C
SCHEDULE OF PROFESSIONAL LABOR RATES
E ENERGY ADAMS, LLC
On-Call Engineering Services
The following billable labor rates shall be applicable through calendar year 2006, subject to the provisions in SECTION IV and SECTION V of this agreement:

Billable Rate
Employee Classification	per Hour
Project Principal	$231.00
Project Manager	$158.00
Senior Engineering/Senior Technical	$179.00
Senior Project Engineer	$147.00
Project Engineer	$121.00
Engineer/Scientist	$105.00
Engineering Technician	$100.00
Junior Engineer/Scientist	$85.00
CAD Designer	$95.00
CAD Technician	$79.00
Word Processing	$58.00
Accounting	$105.00
Technology charges (computer usage), is a part of reimbursable expenses and shall be billed at the rate of $4.10 per labor hour for each of the employee classifications listed above for each monthly payment cycle. Personal vehicle mileage expenses shall be charged at $0.445 per mile in accordance with IRS allowances for 2006.

Technical Support Services
E Energy Adams
[Handwritten: 29605]
TASK ORDER SUMMARY

Task Order Name		Task Order Number

Site Drainage Preliminary Design		1.0

Subtask Name		Subtask Number

Project Coordination		NA

PO Number

Task Objective		Estimated HDR Labor & Expenses

Disseminate project information and coordinate project activities with the appropriate companies and agencies.		Hours 221 Labor	$24,845

		Estimated Expenses	$1,456

Anticipated Schedule		Estimated Subconsultant Fee

Project Milestones	Completion Dates	(No Subconsultants)	$0

Notice to Proceed
(NTP)	NA

Coordination Letters	Within 10 days NTP

Hydrology and hydraulics assessment	Within 20 days of NTP

Letter report	Within 30 days of NTP	Total Estimated Fee	$26,301

Submittals	Within 40 days of NTP

Approved

/s/ Jack L. Alderman	Aug. 22, 05	/s/ Timothy R. Crockett	9/15/05

E Energy Adams LLC	Date	HDR Engineering Inc.	Date

September 15, 2005	Page 1 of 3

Technical Support Services
E Energy Adams
TASK ORDER DOCUMENTATION

SCOPE OF SERVICES

Task Order Name:	Site Drainage Preliminary Design

Objective:	Disseminate project information and coordinate project activities with the appropriate companies and agencies.

Activities:	A.	Prepare coordination letters with project information and data for distribution to Fagan Engineering, Gage County, Burlington Northern Santa Fe (BNSF), Antioch International, Inc. and the Nemaha Natural Resource District (NRD).

	B.	Develop design flows of the off-site and on-site watershed up to but not including the facility foot print. Coordinate this effort with Fagan’s on-site plans and conduct analysis according to NDOR standards for flow calculations.

	C.	Evaluate the hydraulics of the ditch crossings at the existing railroad culverts, the proposed spur crossing, the proposed access road crossing and the south county road crossings. Conduct the analysis for existing and proposed conditions using criteria for rural areas and a 100-year storm event.

	D.	Prepare a planning level letter report on the hydrology and hydraulics of the area. The report will include hydrologic and hydraulic analyses, proposed improvements, opinions of cost, and supporting information.

	E.	Distribute the letter report and supporting information to Gage County and the BNSF to obtain their input on the realignment of drainage patterns.

Key
Understandings:	All calculations will be in accordance with Nebraska Department of Roads criteria. HDR will be furnished with the necessary site topography overlain with the preliminary plant layout in electronic format.

Any structural design that may be required for the storm water diversion structures will be covered in a separate task order.

Meetings:	One meeting with Gage County Officials
One meeting with the NRD
One meeting with BNSF
Note: An effort will be made to consolidate meetings if possible.

Task Deliverables:	Letter report on the hydrology and hydraulics

September 15, 2005	Page 2 of 3

Technical Support Services
E Energy Adams
TASK ORDER DOCUMENTATION

FEE ESTIMATE
Due to the uncertain scope of this project, E Energy Adams LLC intends to utilize the services of the HDR Engineering, Inc. on an indefinite retainer basis, rather than establishing a ceiling price for services. E Energy Adams LLC shall determine the extent of services desired on a monthly, or more often basis, and HDR Engineering, Inc. shall provide monthly invoices for work completed through the billing cycle. Accordingly, E Energy Adams LLC, at its own discretion, may elect to terminate services at any time through a written notice to HDR Engineering, Inc., and the compensation shall be calculated accordingly and due payable up to that point in time.
HDR will complete the task order on a time and reimbursable expense basis utilizing the labor rates agreed to in the July 2005 Professional Engineering Service Agreement between HDR Engineering, Inc. and E Energy Adams LLC, or as labor rates are amended for work that extends beyond 2005. Based on the assumption that work described herein will be completed in 2005, HDR estimates that the total fee for completion of the scope of service described in this task order to be approximately $26,300.

September 15, 2005	Page 3 of 3

Technical Support Services
E Energy Adams

TASK ORDER SUMMARY

Task Order Name		Task Order Number

Flood Plain Permitting and Wetlands Issues		2.0

Subtask Name		Subtask Number

Project Coordination		NA

PO Number

Task Objective		Estimated HDR Labor & Expenses

Disseminate project information and coordinate project activities with the appropriate companies and agencies.		Hours 248 Labor	$28,216

		Estimated Expenses	$1,567

Anticipated Schedule		Estimated Subconsultant Fee

Project Milestones	Completion Dates	(No Subconsultants)	$0

Notice to Proceed
(NTP)	NA

Obtain IFS and FEMA Information	Within 10 days NTP

Hydrology and hydraulics analysis	Within 20 days of NTP

Meeting with NRD and ACE	Within 30 days of NTP	Total Estimated Fee	$29,783

Deliverables	Within 45 days of NTP

Approved

/s/ Jack L. Alderman	Aug. 27, 2005	/s/ Timothy R. Crockett	09/19/05

E Energy Adams LLC	Date	HDR Engineering Inc.	Date

September 15, 2005	Page 1 of 3

Technical Support Services
E Energy Adams
TASK ORDER DOCUMENTATION

SCOPE OF SERVICES

Task Order Name:	Flood Plain Permitting and Wetland Issues

Objective:	Disseminate project information and coordinate project activities with the appropriate companies and agencies.

Activities:	A.	Obtain current Flood Insurance Study (FIS) information on the area and any technical backup data from the Federal Emergency Management Agency (FEMA).

	B.	Perform a hydraulic flood analysis and develop the duplicate effective model, corrected effective model, existing and proposed condition models.

	C.	Meet with the Nemaha Natural Resource District (NRD) to discuss permitting and the construction of facility structures within the floodplain. Provide a copy of the Hydrology and Hydraulics Report prepared in Task Order 1.0 and the flood analysis for discussion purposes.

	D.	Meet with the US Army Corps of Engineers (ACE) to discuss the project and any potential wetland determination that might be required along the drainage paths. Provide a copy of the Hydrology and Hydraulics Report prepared in Task Order 1.0 and the flood analysis for discussion purposes.

Key
Understandings:	All calculations will be in accordance with Nebraska Department of Roads criteria.

HDR will be furnished with the necessary site topography overlain with the preliminary plant layout in electronic format.

Any structural design that may be required for the storm water diversion structures will be covered in a separate task order.

Meetings:	One meeting with the NRD One meeting with the ACE

Task Deliverables:	Hydraulics modeling output.

NRD and ACE applications as required.

September 15, 2005	Page 2 of 3

Technical Support Services
E Energy Adams
TASK ORDER DOCUMENTATION

FEE ESTIMATE
Due to the uncertain scope of this project, E Energy Adams LLC intends to utilize the services of the HDR Engineering, Inc. on an indefinite retainer basis, rather than establishing a ceiling price for services. E Energy Adams LLC shall determine the extent of services desired on a monthly, or more often basis, and HDR Engineering, Inc. shall provide monthly invoices for work completed through the billing cycle. Accordingly, E Energy Adams LLC, at its own discretion, may elect to terminate services at any time through a written notice to HDR Engineering, Inc., and the compensation shall be calculated accordingly and due payable up to that point in time.
HDR will complete the task order on a time and reimbursable expense basis utilizing the labor rates agreed to in the July 2005 Professional Engineering Service Agreement between HDR Engineering, Inc. and E Energy Adams LLC, or as labor rates are amended for work that extends beyond 2005. Based on the assumption that work described herein will be completed in 2005, HDR estimates that the total fee for completion of the scope of service described in this task order to be approximately $29,800.

September 15, 2005	Page 3 of 3